Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-1 of Manycore Tech Inc. of our report dated April 29, 2021 relating to the financial statements of Manycore Tech Inc., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/PricewaterhouseCoopers Zhong Tian LLP
Shanghai, the People’s Republic of China
June 25, 2021